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                                                                   EXHIBIT 10.24

                               December 5, 1996



WinCup Holdings, L.P.
c/o Radnor Holdings Corporation
3 Radnor Corporate Center, Suite 300
100 Matsonford Road
Radnor, PA  19087
Attention:  Michael T. Kennedy, Chairman

Dear Mr. Kennedy:

     Notwithstanding any language to the contrary in those certain Sublease Agreements (collectively, the "Subleases"), each dated as of January 20, 1996, and entered into between James River Paper Company, Inc. ("James River"), and WinCup Holdings, L.P. ("WinCup L.P."), with respect to the premises located generally in Corte Madera, California, or any of the Prime Leases referred to therein, leased from Hunt Brothers Leasing, L.L.C. ("Landlord"), the undersigned, intending to be legally bound hereby, agrees as follows:

     1. Notwithstanding any provision to the contrary in the Subleases, WinCup L.P. shall not be deemed to have assumed, and does not assume, any liabilities for matters disclosed by any inspections of the Subleased Premises other than as set forth in (a) Paragraph 2 below and (b) Section 1.3(a) of that certain JR Capital Contribution Agreement, dated as of January 20, 1996, between WinCup L.P. and James River (the "JR Contribution Agreement").

     2.  WinCup L.P. shall be required to reimburse James River, within thirty
(30) days of receipt of invoice from James River, for amounts required to be paid by James River to Landlord (as defined in the Subleases) for costs and expenses incurred by Landlord in conducting inspections (other than (a) environmental inspections relating to "Retained Liabilities", as hereinafter defined, and as contemplated in Paragraph 8 of that certain Landlord's Consent to Subleases dated as of January 23, 1996 between Landlord and James River (the "Consent") and (b) roof inspections to the extent contemplated in Paragraph 7 below) of the Subleased Premises, as well as causing compliance with Section 4 of the Subleases.

     3. To the extent any compliance with Section 4 of the Subleases relates to liabilities or obligations which James River has retained under the JR Capital Contribution Agreement ("Retained Liabilities"), James River shall indemnify WinCup L.P. as provided in the JR Capital Contribution Agreement. Additionally, James River shall bear any costs and expenses incurred by James River in conducting any inspections of the Subleased Premises, to the extent any such actions are taken upon James River's initiative or in response to an inspection undertaken by Landlord or its agents for the sole purpose of investigating Retained Liabilities.
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     4.  If WinCup L.P. fails to vacate any of the Subleased Premises (as defined in the Subleases) on the Expiration Date (as defined in the Subleases), the Sublease governing such Subleased Premises shall continue on a month-to-month basis upon the terms and conditions set forth in the Holding Over provision of the governing Prime Lease, provided, however, WinCup L.P. shall be liable for any loss, cost, damage or expense payable by James River to Landlord as a result of such holding over.

     5. James River agrees to pay to Landlord late charges paid pursuant to paragraph 5 of the Consent; provided, however, that such late charges result from James River's failure timely to turn over to Landlord amounts paid timely by WinCup L.P. to James River for the benefit of Landlord. WinCup L.P. agrees that any rent payments or other amounts due to Landlord made to James River for the benefit of Landlord shall be delivered to James River so as to be received by it at least one (1) business day prior to the date such amounts are due to Landlord.

     6. Pursuant to paragraph 7 of the Consent, at the expiration of the Subleases, James River shall take all actions required by Landlord with respect to unauthorized alterations on the roof of the factory building, but only to the extent such alterations are the result of James River's conduct prior to the Closing Date (as defined in the JR Contribution Agreement).

         In the event the foregoing is acceptable to you, kindly indicate your agreement by signing and dating both copies of this side letter agreement in the spaces provided and return one fully executed copy to James River for its files.

                                     JAMES RIVER PAPER COMPANY, INC.

                                     By: /s/ Michael J. Allan
                                        --------------------------------

                                     Name: Michael J. Allan
                                          ------------------------------

                                     Title: Vice President, Treasurer
                                           -----------------------------

                                     WINCUP HOLDINGS, L.P.

                                     By:  WINCUP HOLDINGS, INC., its
                                          General Partner

                                     By: /s/ Michael T. Kennedy
                                        --------------------------------

                                     Name: Michael T. Kennedy

                                     Title: Chairman